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         EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               (in thousands, except share and per share amounts)

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                                                                            THREE MONTHS
                                                                                   ENDED
                                                                          MARCH 31, 2000
                                                                          --------------
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COMPUTATION OF BASIC EARNINGS PER SHARE:

Weighted average shares outstanding...................................         5,925,000
Weighted average shares and common stock equivalents..................         5,925,000
                                                                              ==========
Net income ...........................................................        $      218
                                                                              ==========
VBasic earnings per share..............................................       $     0.04
                                                                              ==========
COMPUTATION OF DILUTED EARNINGS PER SHARE:

Weighted average shares outstanding ..................................         5,925,000
Dilutive impact of stock options, as determined by the
  application of the treasury stock method ...........................           306,346
                                                                              ----------
Weighted average shares and common stock equivalents..................         6,231,346
                                                                              ==========
Net income............................................................        $      218
                                                                              ==========
Diluted earnings per share ...........................................        $     0.03
                                                                              ==========
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